As filed with the Securities and Exchange Commission on March 17, 2022
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OPIANT PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	46-4744124
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
233 Wilshire Blvd. Suite 400 Santa Monica, California 90401
(Address of principal executive offices including zip code)

OPIANT PHARMACEUTICALS, INC. 2017 LONG-TERM INCENTIVE PLAN
2021 INDUCEMENT EQUITY INCENTIVE PLAN
(Full title of the plan)

Dr. Roger Crystal Chief Executive Officer Opiant Pharmaceuticals, Inc. 233 Wilshire Boulevard, Suite 280 Santa Monica, California 90401 (310) 598-5410
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Elton Satusky Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) registers shares of Common Stock (“Shares”) of Opiant Pharmaceuticals, Inc. (the “Registrant”) reserved for issuance under the Registrant’s 2017 Long-Term Incentive Plan (the “2017 Plan”) and 2021 Inducement Equity Incentive Plan (the “2021 Plan”). The number of Shares available for grant and issuance under the 2017 Plan is subject to an annual increase on the first day of each fiscal year through 2023, by an amount equal to four percent (4%) of the outstanding shares of all classes of the Registrant’s common stock on the last day of the immediately preceding fiscal year or (ii) such number of Shares determined by the Registrant’s board of directors. The number of Shares available for grant and issuance under the 2021 Plan has been determined by the Registrant’s board of directors.
This Registration Statement registers: (1) 196,394 Shares available for grant and issuance under the 2017 Plan, all of which became available for grant and issuance under the 2017 Plan on January 1, 2022, and (2) an aggregate of 200,000 Shares available for issuance under the 2021 Plan, 100,000 of which became available for grant and issuance under the 2021 Plan on July 8, 2021 and 100,000 of which became available for grant and issuance under the 2021 Plan on December 9, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
    Opiant Pharmaceuticals, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
•the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 15, 2022;
•all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information); and
•the description of our Common Stock filed as Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 15, 2022.
    In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
    For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Bylaws provide that the Registrant indemnify and hold harmless each person who was or is party or is threatened to be made party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he is, or is threatened to be made, a party by reason of the fact that he is or was the legal representative, a director or officer or was serving at the request of the Registrant as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, the Registrant shall indemnify and hold harmless such person to the fullest extent authorized by the DGCL. Further, the First Amended and Restated Certificate of Incorporation of the Registrant (the “Certificate of Incorporation”) requires the Registrant to indemnify each director or officer or employee of the Registrant against expenses (including attorneys’ fees), judgments, taxes, fines and amounts paid in settlement, incurred by him in connection with, and shall advance expenses (including attorneys’ fees) incurred by him in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he is, or is threatened to be made, a party by reason of the fact that he is or was a director or officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, partner, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise. Pursuant to the Registrant’s Certificate of Incorporation, advancement of expenses shall be made upon receipt of an undertaking, with such security, if any, as the Board of Directors or stockholders may reasonably require, by or on behalf of the person seeking indemnification to repay amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as authorized by the Certificate of Incorporation.
In addition, the Registrant’s Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives any improper personal benefit. If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Registrant, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall be relieved of liability to the fullest extent permitted by the DGCL, as amended.
The Registrant maintains directors and officer’s liability insurance, providing coverage to directors and certain levels of officers, for losses they may suffer by reason of their positions that are not indemnifiable by the Registrant under Delaware law.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
See Exhibit Index immediately following the Signature Page.
Item 9.    Undertakings.
A.    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1+	Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.52 to the Company’s Annual Report on Form 10-K filed on October 13, 2017).
10.2+
Forms of Incentive Stock Option Notice and Incentive Stock Option Agreement under the Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed on December 4, 2017).

10.3+
Forms of Nonstatutory Stock Option Notice and Nonstatutory Stock Option Agreement under the Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on December 4, 2017).

10.4+
Opiant Pharmaceuticals, Inc. 2021 Inducement Equity Incentive Plan and Form of Option Agreement thereunder (incorporated by reference to Exhibit 10.99 to the Company’s Annual Report on Form 10-K filed on March 15, 2022).

23.1*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
23.2*	Consent of MaloneBailey, LLP
24.1	Power of Attorney (contained on signature page hereto)
107	Filing Fee Table

+ Indicates a management contract or compensatory plan or arrangement
* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 17th day of March, 2022.
OPIANT PHARMACEUTICALS, INC.
By:     /s/ Dr. Roger Crystal
    Dr. Roger Crystal
    Chief Executive Officer and Director
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Roger Crystal and David O’Toole, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, in any and all capacities, for each to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 and the Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dr. Roger Crystal Dr. Roger Crystal	Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2022

/s/ David O’Toole David O’Toole	Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2022

/s/ Craig Collard Craig Collard	Chairman of the Board Directors	March 17, 2022

/s/ Dr. Gabrielle Silver Dr. Gabrielle Silver	Director	March 17, 2022

/s/ Dr. Michael Sinclair Dr. Michael Sinclair	Director	March 17, 2022

/s/ Ann MacDougall Ann MacDougall	Director	March 17, 2022

/s/ Thomas T. Thomas Thomas T. Thomas	Director	March 17, 2022

/s/ Richard Daly Richard Daly	Director	March 17, 2022

/s/ Dr. Lorianne Masuoka Dr. Lorianne Masuoka	Director	March 17, 2022